Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (333-283280), the Registration Statements on Form S-3 (File Nos. 333-278380, 333-278378, 333-254862 and 333-238299) and the Registration Statements on Form S-8 (File Nos. 333-289607, 333-264020, 333-266699, 333-254864, 333-237473, 333-230802, 333-226904, 333-211697, 333-204007, and 333-198126) of Daré Bioscience, Inc. (the “Company”) of our report dated March 26, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the two-year period then ended (which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern), which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
March 26, 2026